Exhibit 10.2

AMENDMENT AND RESTATEMENT OF EMPLOYMENT AGREEMENT

This Amendment and Restatement of Employment Agreement is entered into as of July 24, 2012, by and between Ronald W. Kaplan, an individual (“Executive”) and Trex Company, Inc., a Delaware corporation (the “Company”).

Recitals

The Company and Executive executed an Employment Agreement dated as of January 1, 2008, which was amended and restated as of March 7, 2011 and August 3, 2011, providing for Executive’s employment as President and Chief Executive Officer of the Company (the “Employment Agreement”). The parties now desire to amend the Employment Agreement in certain respects, and to incorporate such amendments in this Amended and Restated Employment Agreement (the “Agreement”).

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, the parties hereby agree that the Employment Agreement shall be amended and restated as follows:

1. Employment/Board of Directors. Executive will serve as President and Chief Executive Officer of the Company for the Employment Term specified in Section 2 below. Executive will solely report to the Board of Directors of the Company (the “Board”), and Executive will render such services, consistent with the foregoing role, as the Board may from time to time direct. All employees of the Company shall report either directly or indirectly to Executive. The Company appointed Executive to the Board of Directors for an initial term, and will recommend to the shareholders that Executive be reappointed to the Board whenever his election must be approved by the shareholders.

2. Term. The employment of Executive pursuant to this Agreement (the “Employment Term”) shall continue through August 16, 2015, unless extended or the Executive’s employment is earlier terminated as provided in this Agreement. The Employment Term shall automatically be extended for additional one-year periods commencing on August 17, 2015 and continuing each year thereafter, unless either Executive or the Company gives the other written notice at least ninety (90) days prior to the then scheduled expiration of the Employment Term, of such party’s intention not to extend the Employment Term. Employment Term includes the original term plus all extensions.

3. Salary. As compensation for the services rendered by Executive under this Agreement, the Company shall pay to Executive a base salary equal to $515,000 per year, payable to Executive in accordance with the Company’s payroll practices as in effect from time to time during the Employment Term. The base salary shall be subject to adjustment by the Board or the Compensation Committee of the Board (the “Committee”), in the sole discretion of the Board or such Committee, on an annual basis; provided, however, that Executive’s base salary may not be decreased other than any such reduction consistent with a general proportionate reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company. Executive’s annual base salary, as may be adjusted from time to time as provided above, is referred to herein as “Base Salary”.

4. Bonus. The Executive shall be eligible for participation in The Trex Company, Inc. Annual Cash Bonus Plan. As of the date of this Agreement, Executive has a target incentive of 100% of his Base Salary for fiscal year 2011. The actual amount earned will be contingent upon actual Company and individual performance as identified in the plan and may range between 0% of target and the maximum payment allowable under the plan. The annual target bonus shall be established by the Board or the Committee, in the discretion of the Board or Committee, but in no event shall the target bonus be less than 80% of Base Salary, and shall be payable based on achievement of performance objectives as identified in the plan and which are established in consultation with Executive.

5. Stock Incentive Awards. Executive shall be eligible to participate in any stock incentive plan approved by the Board of Directors and the shareholders at a level appropriate to his position as President and Chief Executive Officer. The terms and conditions of any and all such grants will be determined by the applicable Stock Agreement of the Trex Company, Inc. 2005 Stock Incentive Plan (or a successor plan) in effect at the time of such grant. Under the current provisions of the Plan, the President and Chief Executive Officer is eligible for an annual grant of Long-Term Incentives (LTI) which is equal to 200% of Base Salary.

In 2008, upon commencement of his employment, the Company granted to the Executive an initial grant of stock equal to one (1) times the Annual LTI Grant amount (200% of Base Salary at the rate in effect in 2008). This initial grant was as follows:

(a) Stock Appreciation Rights (SARs), equal to 140% of Base Salary (at the rate in effect in 2008) at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The SARs vest equally over a three (3) year period in accordance with the award agreement, and as of the date of this Agreement, Executive is 100% vested in such SARs.

(b) Restricted shares of Common Stock with a par value of $0.01, the amount of which equals 60% of Base Salary (at the rate in effect in 2008) subject to a three (3) year annual vesting in equal installments in accordance with the award agreement, and as of the date of this Agreement, Executive is 100% vested in such restricted shares.

6. Benefits.

(a) Benefits. Executive will be entitled to receive all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability, in each case so long as and to the extent that the same exist; provided, that in respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans.

(b) Vacation, Sick Leave, and Holidays. Executive shall be entitled to vacation, which shall be no less than 4 weeks per year, sick leave, and holidays in accordance with the policies of the Company as they exist from time to time.

(c) Automobile Allowance. During the Employment Term, Executive shall be entitled to receive a monthly automobile allowance of $1,000.00 for any and all expenses related to Executive’s automobile (i.e., lease payments, insurance, gas, tolls, parking, etc.). Except for reimbursement of directly related automobile expenses (i.e. parking and tolls) incurred by Executive while fulfilling his duties and responsibilities to the Company, but which are outside of Executive’s normal day to day usage of his automobile, Executive will not be entitled to any additional or alternative reimbursement for any other automobile related expenses. The payment of any taxes associated with the automobile allowance shall be the sole responsibility of Executive.

(d) Signing Bonus. Upon commencement of his employment with the Company in 2008, Executive received a signing bonus of $200,000, minus all deductions required by law.

(e) Reimbursement of Legal Expenses. The Company shall reimburse Executive for reasonable legal expenses associated with the review of this Agreement, the Change in Control Severance Agreement, and any other documents associated with Executive’s employment with the Company.

(f) Relocation Expenses. Executive shall be entitled to reimbursement under the Company’s relocation policy as in effect from time to time.

(g) Indemnification and Insurance. During the term of this Agreement and at all times thereafter, with respect to Executive’s service to the Company, Executive shall be entitled to indemnification pursuant to the terms of the Company’s By-Laws and applicable law. During the term of this Agreement, and for a period of six years thereafter, with respect to Executive’s service to the Company, Executive shall be entitled to indemnification pursuant to the terms of the Company’s Directors and Officers Liability Insurance.

7. Effect of Termination

(a) Termination by the Company for Cause or at the Election of Executive Without Good Reason. In the event Executive’s employment is terminated for Cause, as defined in Section 10(a), or at the election of Executive for any reason other than Good Reason, as defined in Section 10(b), the Company shall pay to Executive the compensation and benefits otherwise due and payable to him in a lump sum payment in cash, payable within 10 days after termination of employment, equal to the sum of (1) Executive’s accrued Base Salary and any accrued vacation pay through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs if such bonus has not been paid as of the date of termination of employment.

(b) Termination for Death or Disability. If Executive’s employment is terminated by death or because of Disability, as defined in Section 10(c), the Company shall pay to the estate of Executive or to Executive, as the case may be, a lump sum payment in cash, payable within 10 days after termination of employment, equal to the sum of (1) Executive’s accrued Base Salary and any accrued vacation pay through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs if such bonus has not been paid as of the date of termination of employment.

(c) Termination by the Company Without Cause or By Executive for Good Reason. Subject to Section 7(c)(8) below, if Executive’s employment is terminated by the Company without Cause, or is terminated by Executive for Good Reason, at any time during the Employment Term (including extensions thereof), except as provided in Section 7(d) and/or except during the Change in Control Protection Period (as defined in Executive’s Amended and Restated Change In Control Severance Agreement dated August 3, 2011 (“Change in Control Severance Agreement”)), Executive will be entitled to the following payments and benefits outlined in this Section 7(c):

(1) Payment of Accrued Obligations. The Company shall pay to Executive a lump sum payment in cash, no later than 10 days after the date of termination of employment, equal to the sum of (1) Executive’s accrued Base Salary and any accrued vacation pay through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs if such bonus has not been paid as of the date of termination of employment.

(2) Payment of Severance. Subject to Section 7(c)(7) below, the Company shall pay to Executive a lump sum cash payment, no later than 10 days after such termination, equal to two (2) times Executive’s Final Pay as defined in Section 10(d). In the event Executive materially breaches any non-compete or confidentiality agreement then in effect with the Company, Executive agrees to return to the Company all amounts received under this Section 7(c)(2).

(3) Acceleration of Equity; Period to Exercise. Subject to Section 7(c)(7) below, Executive shall become fully and immediately vested in all unvested restricted stock grants, stock appreciation rights, options, and/or any other form of equity grant and all applicable restrictions on any shares under any grants shall lapse, and each stock appreciation right and option and any other equity that may be subject to an exercise period shall be exercisable for a period ending on the earlier of five (5) years after the date of termination of employment or the expiration of the term of such equity grant.

(4) Benefit Continuation. Subject to Section 7(c)(7) below, commencing on the date immediately following Executive’s date of termination of employment and continuing for 24 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (the “Welfare Benefit Continuation Period”), the Company shall cover Executive under the same type of Company-sponsored group health plan and dental plan (e.g., individual or family coverage) and group life insurance in which he was covered immediately prior to termination of employment. The Executive shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if Executive had continued to be an employee of the Company during the Welfare Benefit Continuation Period.

(5) For each month during the Welfare Benefit Continuation Period in which Executive’s continued coverage under an insured plan is not possible, the Company shall, in lieu of providing the coverage described in the preceding paragraph, make a monthly cash payment to Executive equal to the monthly premium the Company would be charged for coverage of a similarly-situated employee. The Company shall not be obligated to “gross up” or otherwise compensate Executive for any taxes due on amounts paid pursuant to the preceding sentence.

(6) Notwithstanding any other provision of this Section 7(c), the Company’s obligation to provide continued coverage (or, in lieu thereof, make a cash payment) pursuant to this Section 7(c) shall expire on the date Executive becomes covered under one or more plans sponsored by a new employer (other than a successor to the Company) that, at the sole discretion of the Administrator, as defined in Section 10(e), are determined to provide coverage at least equivalent in the aggregate to the benefits continued under Section 7(c)(4). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.

(7) Release. The Executive shall not be eligible to receive any payments or benefits provided in Section 7(c) (other than payments under Section 7(c)(1)) unless he first executes a written release and agreement substantially in the form attached hereto as Exhibit A and does not revoke such release and agreement within the time permitted therein for such revocation. The release and agreement shall be executed and become irrevocable within sixty (60) days after the Executive’s employment termination date.

(8) Restriction on Timing of Distribution. Anything in this Agreement to the contrary notwithstanding, if (1) on Executive’s date of termination of employment, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such termination, Executive would receive any payment that, absent the application of this Section 7(c)(8), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(1)(B) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six months after Executive’s date of termination of employment, (y) Executive’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax. For the avoidance of doubt, upon the Executive’s involuntary separation from service (as defined in Treas. Regs. §1.409A-1(n)), the preceding sentence shall not prevent payment to the Executive during such six-month period of an aggregate amount not exceeding the lesser of (a) two (2) times the sum of the Executive’s annualized compensation based upon the annual rate of pay for his taxable year preceding the taxable year of the separation from service, or (b) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a separation from service, as permitted pursuant to Treas. Regs. §1.409A-1(b)(9)(iii).

(d) Termination on August 16, 2015 by Company Upon Expiration Pursuant to Section 2. In the event that the Company provides notice under Section 2 of its intention not to extend the Employment Term for an additional one year period upon its expiration on August 16, 2015, then the Company shall pay to the Executive a lump sum cash payment, no later than 10 days after August 16, 2015, equal to one and one half (1.5) times the sum of (1) Executive’s Base Salary in effect at the time employment terminates and (2) Executive’s targeted cash bonus for the year in which employment terminates. In the event Executive materially breaches any non-compete or confidentiality agreement then in effect with the Company, Executive agrees to return to the Company all amounts received under this Section 7(d). For purposes of clarification, regardless of his age, if Executive’s employment is terminated by the Company without Cause at any time during the Employment Term (including extensions thereof) without adherence to the notice and expiration provisions of Section 2, then the payment and benefit provisions of Section 7(c) shall apply. Additionally, regardless of his age, if Executive terminates his employment for Good Reason at any time during the Employment Term (including extensions thereof), then the payment and benefit provisions of Section 7(c) shall apply.

(e) Accelerated Vesting of Equity Compensation Upon Termination On or After August 16, 2015. If Executive’s employment is terminated for any reason on or after August 16, 2015, other than by the Company for Cause (as defined in Section 10(a)), Executive shall become fully and immediately vested in all unvested restricted stock grants, stock appreciation rights, options, and/or any other form of equity grant and all applicable restrictions on any shares under any grants shall lapse, and each stock appreciation right and option and any other equity grant that is subject to an exercise period shall be exercisable for a period ending on the earlier of five (5) years after the date of termination of employment or the expiration of the term of such equity grant.

(f) Termination During a Change in Control Protection Period. If Executive’s employment is terminated during a Change in Control Protection Period (as that term is defined in Executive’s Change in Control Severance Agreement), Executive shall be entitled to receive such severance payments and benefits as are set forth in Executive’s Change in Control Severance Agreement, and shall not be entitled to any benefits under this Section 7.

8. Duty to Devote Full Time and Avoid Conflict of Interest. Executive agrees that during the Employment Term Executive shall devote his full-time efforts to his duties as an employee of the Company. Executive further agrees that during the Employment Term Executive shall not, directly or indirectly, engage or participate in any activities which are in conflict with the best interests of the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from: (i) serving, with the prior written consent of the Company, which consent shall not be unreasonably withheld, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

9. Compliance with Rules and Regulations. Executive agrees to comply with the Company’s rules, regulations and practices as they may from time to time be adopted or modified, so long as they are uniformly applied to all employees.

10. Definitions.

(a) “Cause” means one of the following reasons for which the Executive’s employment with the Company is terminated: (1) Executive’s willful or grossly negligent misconduct that is materially injurious to the Company; (2) Executive’s embezzlement or misappropriation of funds or property of the Company; (3) Executive’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) Executive’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (5) Executive’s willful failure or refusal by Executive to devote his full business time (other than on account of disability or approved leave) and attention to the performance of his duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Executive by the Board.

(b) For the purposes of this Agreement, “Good Reason” shall exist upon: (1) a material and adverse change in Executive’s status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in his status or position as an employee of the Company as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to him of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon his giving notice), or any removal of Executive from or any failure to reappoint or reelect him to such position(s) (except in connection with Executive’s termination other than for Good Reason); (2) a 10% or greater reduction in Executive’s aggregate Base Salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (3) the failure by the Company to continue in effect any employee benefit plan (excluding any equity compensation plan) in which the Executive is participating (or plans providing Executive with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect Executive’s continued participation in any of such plans on at least as favorable a basis to him or which would materially reduce his benefits under any of such plans; (4) Company’s requiring Executive to be based at an office that is both more than 50 miles from where his office is located and further from his then current residence; or (5) a material breach by the Company of this Agreement; provided, however, that if any of the conditions in this Section 10(b) exists, the Executive must provide notice to the Company no more than ninety (90) calendar days following the initial existence of the condition and his intention to terminate his employment for Good Reason. Upon such notice, the Company shall have a period of thirty (30) calendar days during which it may remedy the condition.

(c) For the purposes of this Agreement, the term “Disability” shall have the meaning given that term under the Trex Company, Inc. disability plan carrier, as in effect at the time a determination of Disability is to be made.

(d) For the purposes of this Agreement, the term “Final Pay” shall be defined as the sum of (1) Executive’s Base Salary plus automobile allowance in effect at the time employment terminates (without taking into consideration a reduction in Base Salary which constitutes “Good Reason” as provided in Section 10(b)(2) above), and (2) the greater of (A) Executive’s targeted cash bonus for the year immediately prior to the year in which employment terminates or (B) the actual cash bonus earned by the Executive for the year immediately prior to the year in which employment terminates.

(e) For the purposes of this Agreement, the term “Administrator” means the Committee or such other person or persons appointed from time to time by the Committee.

11. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed, in the case of the Executive, to the Executive’s address as shown on the Company’s records and, in the case of the Company, to the Company’s principal office, to the attention of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Entire Agreement. This Agreement, together with the Executive’s Change In Control Severance Agreement, any stock appreciation rights agreement, restricted stock agreement and/or any other equity agreement issued pursuant to the Trex Company, Inc. 2005 Stock Incentive Plan (or a successor plan), the Director/Officer Indemnification Agreement dated December 2, 2008, and the restrictive covenant agreement dated January 21, 2008, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

14. Governing Law. This Agreement shall be construed, interpreted and enforced as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws provisions thereof. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within Virginia), and the Company and Executive each consents to the jurisdiction of such a court.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, in the event of Executive’s death, any payments that Executive was otherwise entitled to under this Agreement shall be made to his estate.

16. Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. The Company represents that it has obtained all necessary consents and approvals to execute this Agreement.

17. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) Any reimbursement provided under this Agreement shall be paid as soon as reasonably practicable following Executive’s submission of such reasonable supporting documentation as the Company may request and in no event later than December 31 of the year following the year in which the expenses were incurred. Any reimbursements provided to Executive in a given year shall have no effect on the expenses eligible for reimbursement in any other given year. No right to reimbursement shall be subject to liquidation or exchange for another benefit.

(d) Termination of employment under this Agreement shall mean a separation from service under Section 409A of the Code.

(e) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Trex Company, Inc.

Name: William R. Gupp
Title: Chief Administrative Officer, General Counsel & Secretary

Executive:

Name: Ronald W. Kaplan

EXHIBIT A

RELEASE AGREEMENT

This Release is made as of             , 20    , by and between Trex Company, Inc., a Delaware corporation (“Trex”), and Ronald W. Kaplan (“Employee”). The parties, desiring to settle all differences between them, hereby agree as follows:

1. Termination and Payment of Salary. The parties acknowledge that Employee’s employment with Trex is terminated as of the date this Agreement is executed, thereby discontinuing any employer/employee relationship between Trex and Employee as of that date. This Release is being executed pursuant to Section 7(c)(7) of the Amended and Restated Employment Agreement between Trex and the Employee dated August 3, 2011 (the “Employment Agreement”).

2. Waiver and Release of Claims.

(a) Employee on behalf of Employee and any related individuals and entities, and Employee’s heirs, successors and assigns, hereby unconditionally releases and forever discharges Trex and its past and present parents, subsidiaries and divisions, its related or affiliated companies, their predecessors, successors, assigns past and present, and partners, officers, directors, agents, representatives, attorneys, employees or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Trex”), from any and all claims, causes of action, charges, debts, liabilities, demands, obligations, promises, acts, agreements, damages and costs of any nature whatsoever, in law or equity, whether known or unknown, (collectively referred to as “claims”) which Employee has or may have against Trex arising up to and including the date of execution of this Agreement, including any and all claims arising out of Employee’s employment and/or termination of employment with Trex.

(b) Without limiting the general nature of the foregoing waiver and release in subsection (a), Employee acknowledges and agrees that the release and waiver includes, but is not limited to, any statutory, civil or administrative claim, whether arising under any contract, tort, federal, state or local statutes, ordinances or common law, any claim arising under federal, state, and local laws relating to wages and hours or which prohibits discrimination on the basis of race, sex, age, disability or any other form of discrimination, any claim for wrongful termination, and any claim based upon or connected with Employee’s employment with Trex including, but not limited to compensation, benefits, expenses and terms of employment.

(c) Employee also agrees not to initiate any legal action, charge or complaint against Trex in any forum whatsoever to the extent that such legal action, charge or complaint would relate to matters covered or contemplated by this Agreement, or which is based on events which took place up to the execution hereof. In the event such actions, charges or complaints are asserted in the future by Employee, a material breach of this Agreement shall be deemed to have occurred, entitling Trex, in addition to any remedies available to it under law or equity, the return of the consideration set forth in Section 7(c)(2) of the Employment Agreement. Employee agrees to pay for any legal fees or costs incurred by Trex as a result of any knowing breach of Employee’s agreement in this subsection (c).

(d) For purposes of the waiver and release set forth in this Section 3 and the covenants contained herein, references to Trex shall include Trex and its officers, directors, employees, agents, representatives, related entities, successors and assigns.

(e) Notwithstanding the foregoing, this Release shall not apply to Employee’s rights (i) under the Employment Agreement and the Amended and Restated Change in Control Severance Agreement between Trex and the Employee dated August 3, 2011, (ii) under COBRA, (iii) to indemnification under Trex’s By-laws or applicable law and to directors’ and officers’ liability insurance coverage pursuant to Section 6(g) of the Employment Agreement.

3. Further Covenants by Employee. Employee agrees: (a) not to make any public statement or statements concerning Trex, its business objectives, its management practices, or other sensitive information without first receiving Trex’s written approval; and (b) not to knowingly take any action which would cause Trex or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Trex’s or any such person’s being held in disrepute by the general public or Trex’s employees, clients, or customers.

4. Litigation Support. Employee agrees to cooperate with, and assist, Trex in the defense of any claim, lawsuit or action instituted against Trex, where Employee has knowledge or information useful to the defense of the claim, suit or action, such cooperation to include Employee’s appearance as a witness, with or without subpoena, at any hearing, trial or deposition, provided Trex reimburses Employee for reasonable costs of travel and accommodation, and provided that such cooperation does not materially interfere with any subsequent employment of Employee.

5. Non-Disclosure. The parties agree that they will not disclose the circumstances under which Employee’s employment with Trex was terminated, except in connection with any action to enforce the terms of this Agreement or as necessary to respond to legitimate governmental requests for information or as may be required by law. In addition, any party may reveal the terms of this Agreement to such party’s accountants or attorneys.

6. No Admission of Liability. The parties agree and understand that neither this Agreement nor anything contained herein shall be construed as an admission by Trex of any liability whatsoever, which liability is expressly denied.

7. Knowing and Voluntary Waiver. Employee acknowledges that (a) Employee has carefully read and fully understands all the provisions of this Agreement; (b) Employee has been advised to consult an attorney, and that if Employee has not consulted with an attorney Employee has done so voluntarily; (c) Employee has not relied upon any representation or statement, written or oral, not contained herein; and (d) Employee has entered into this Agreement knowingly and voluntarily.

8. Acknowledgement of Consideration. Employee acknowledges that Employee’s waiver and release of rights and claims, and Employee’s undertaking of agreements and obligations as set forth in this Agreement are in exchange for valuable consideration which Employee would not otherwise be entitled to receive.

9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

10. Acknowledgment by Employee. Employee further states that Employee has carefully read this Agreement, including specifically Section 2 hereof (waiver and release of claims), that Employee acknowledges that Employee has been advised by Trex to consult with an attorney prior to executing this Agreement, that Employee knows and understands the contents, that Employee acknowledges that the waiver and release set forth in Section 2 hereof includes a waiver of any right or claim arising under the Age Discrimination in Employment Act, and that Employee executes the same as Employee’s own free act and deed. Employee further represents and agrees that Employee fully understands the terms, conditions, and final and binding effect of this Agreement, including specifically Section 2 hereof (waiver and release of claims), to be a full and final release of all claims with final and binding effect. Employee acknowledges that Employee has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to Employee’s execution thereof. Futhermore, it is agreed that Employee shall have the right to revoke this Agreement by written notice to Trex within the seven (7) day period following its execution, and that this Agreement shall not become effective or enforcable until such seven-day period has expired. In the event this Agreement is revoked by Employee in accordance with provisions of this Section, or in the event that Employee challenges the validity of any of the provisions hereof including specifically Section 2 hereof (waiver and release of claims), Employee agrees to return to Trex all amounts received under the terms of the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last entered below:

TREX COMPANY, INC.

By:	Date

Date
Ronald W. Kaplan